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                                                                      Exhibit 23




                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Diebold, Incorporated:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Diebold, Incorporated pertaining to the Diebold, Incorporated 1991 Equity and Performance Incentive Plan (as Amended and Restated as of February 7, 2001) of our report dated January 23, 2001 relating to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 21, 2000, and related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Diebold, Incorporated.

/s/KPMG LLP

KPMG LLP
Cleveland, Ohio
May 9, 2001

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